Farmer Mac Declares Dividends and Announces Conference Call for Third Quarter 2018 Results

WASHINGTON, October 31, 2018 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a fourth quarter dividend of $0.58 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on December 31, 2018 to holders of record of common stock as of December 14, 2018.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including October 17, 2018 to and including January 17, 2019. The preferred stock dividends will be payable on January 17, 2019 to holders of record of preferred stock as of January 2, 2019.

Additionally, Farmer Mac announced today that it will release its financial results for the fiscal quarter ending September 30, 2018, on Thursday, November 8, 2018, prior to the opening of equity markets. A conference call to discuss the results will be held that day at 11:00 a.m. eastern time.

The conference call can be accessed by telephone or webcast as follows:
Dial-In (Domestic): (888) 346-2616
Dial-In (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the “Farmer Mac Earnings Conference Call.” This call can be heard live and will also be available for replay on Farmer Mac’s website at the link noted above following the conclusion of the conference call.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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